RADICA GAMES LIMITED
                      Suite R, 6/Fl, 2-12 Au Pui Wan Street
                                Fo Tan, Hong Kong



                                                   Dated as of September 5, 1997

Robert Eugene Davids
c/o Radica Games Limited
Suite R, 6/Fl, 2-12 Au Pui Wan Street
Fo Tan, Hong Kong

John and Mary Hansen 1989 Trust
249 Clearwater Isle
Foster City, California 92404

         Re: Amendment No. 2 to Shareholders Agreement dated as of January 12, 1994, as previously amended by Amendment No. 1 thereto dated as of February 16, 1994

Dear Sir/Madam:

         We refer to the above Shareholders Agreement, as amended (the "Shareholders Agreement"), among Radica Games Limited (formerly named Radica Holdings Limited) (the "Company") and each of you. That is, with the disposition of shares by Mr. James Sutter and by International Game Technology ("IGT"), you are the only remaining Shareholders pursuant to the Shareholders Agreement.

         By way of background, the Company notes that the Shareholders Agreement was originally entered into at the insistence of IGT, which is no longer a party. The voting provisions in Article II of the Shareholders Agreement have never been utilized, to any meaningful extent, by the parties. For example, the Company has never since its initial public offering had 11 directors as such Agreement calls for, and the selection of nominees for directors has always been conducted on an informal basis rather than by reference to the Shareholders Agreement.

         The restrictions on transfer in Article III of the Shareholders Agreement are now effectively inoperative since the Hansen Trust will be permitted freely to dispose of its shares either pursuant to Rule 144 or pursuant to the registration rights provisions of the Shareholders Agreement. Further, Mr. Davids will be permitted freely to dispose of his shares either under Rule 144, or pursuant to such registration rights provisions, or pursuant to the right of first refusal procedures contained in Section 3.04 of the




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Shareholders Agreement, particularly since there is now no other shareholder who is entitled to exercise such right of first refusal.

         The registration rights provisions in Article IV of the Shareholders Agreement are still operative and it is not proposed pursuant to this Amendment to alter those provisions.

         It is therefore proposed, and upon your signature below it is agreed, that the entirety of Articles II and III of the Shareholders Agreement shall be eliminated from such Agreement. The remaining provisions of the Shareholders Agreement are not intended to be, and shall not be, affected by this Amendment. Pursuant to Section 6.02 of the Shareholders Agreement, this Amendment may be duly adopted by the signatures of the Company, the Hansen Trust and Mr. Davids, as set forth below.

         If the foregoing is agreeable to you, would you please sign as indicated whereupon this Amendment shall become effective as between the remaining parties to the Shareholders Agreement.

                                            Very truly yours,

                                            Radica Games Limited


                                            By: /s/ David C.W. Howell
                                               --------------------------------
                                               Title: Chief Financial Officer


Accepted and agreed to
as of the date of your letter:


/s/ Robert E. Davids
------------------------------
Robert Eugene Davids


John and Mary Hansen 1989 Trust


By: /s/ Mary Hansen
   ---------------------------
   Trustee




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